UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2016 (June 13, 2016)
FirstMerit Corporation
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-11267	34-1339938
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

III Cascade Plaza, 7th Floor Akron, Ohio	44308
(Address of Principal Executive Offices)	(Zip Code)
(330)-996-6300
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.
On June 13, 2016, FirstMerit Corporation (the “FirstMerit”) held a Special Meeting of Shareholders (the “Special Meeting”) for the purposes of: (i) adopting the Agreement and Plan of Merger, dated as of January 25, 2016, by and among the FirstMerit, Huntington Bancshares Incorporated and West Subsidiary Corporation, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”); (ii) to approve, on and advisory (non-binding) basis, the compensation that certain executive officers of FirstMerit may receive in connection with the merger pursuant to existing agreements or arrangements with FirstMerit; and (iii) to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the FirstMerit merger proposal. As of the close of business on April 15, 2016, the record date for the Special Meeting, 166,462,448 Common Shares were outstanding and entitled to vote. At the Special Meeting, 131,591,529, or approximately 79%, of the outstanding Common Shares entitled to vote were represented in person or by proxy.

The results of the voting at the Special Meeting are as follows:

1.     By the following vote, the shareholders did adopt the Agreement and Plan of Merger:

Votes For	Votes Against	Abstentions
128,444,439	2,604,043	543,047

2.     By the following vote, the shareholders did approve the advisory vote on the compensation that certain executive officers of FirstMerit may receive in connection with the merger pursuant to existing agreements or arrangements:

Votes For	Votes Against	Abstentions
74,003,713	55,788,704	1,799,112

3.     By the following vote, the shareholders did approve one or more adjournments of the Special Meeting:

Votes For	Votes Against	Abstentions	Broker Non-Votes
113,584,862	17,376,504	630,163	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTMERIT CORPORATION
(Registrant)
Date:	June 14, 2016	By:	/s/ Carlton E. Langer
Carlton E. Langer
Executive Vice President, Chief Legal Officer and Corporate Secretary